EXHIBIT 5.1

The Mintz Fraade Law Firm, P.C.

COUNSELORS AT LAW

271 MADISON AVENUE, 12th FLOOR

NEW YORK, NEW YORK 10016

TELEPHONE	OF COUNSEL
(212) 486-2500	EDWARD C. KRAMER
_______	JON M. PROBSTEIN
SEYMOUR REITKNECHT
TELECOPIER	JOSEPH J. TOMASEK
(212) 486-0701

May 11, 2016

Nostalgia Family Brands, Inc.

Re:	Nostalgia Family Brands, Inc.

Gentlemen:

Our firm has been requested by Nostalgia Family Brands, Inc., a Delaware corporation (the "Company"), to issue a legal opinion with respect to whether the 3,500,000 shares (the "Shares") of Common Stock, par value $.001 per share, of the Company which shall be registered pursuant to the registration statement on Form S-1 (the "Registration Statement"), which is being filed by the Company with the Securities and Exchange Commission) have been duly and validly authorized, legally issued, fully paid and are non-assessable pursuant to the Securities Act of 1933, as amended (the "Act").

We are acting as counsel to the Company with respect to the Registration Statement.

In connection with rendering this opinion, we have examined solely copies of the following (collectively, the "Documents"): (A) the Articles of Incorporation of the Company, as filed with the State of Delaware on November 5, 2010; (B) the Bylaws of the Company; (C) the resolutions of the Board of Directors of the Company with respect to this offering; and (D) the Registration Statement.

In our examination, we have assumed, without investigation, the following: (1) the authenticity of the Documents; (2) the genuineness of all signatures to the Documents; (3) the legal capacity of all persons who executed the Documents; (4) the due authorization and valid execution by all persons who executed the Documents, with the exception of Documents executed on behalf of the Company; (5) the copies which were submitted to us conform to the originals of the Documents; and (6) that the Documents are free from any form of fraud, misrepresentation, duress, or criminal activity based upon our firm having no knowledge of any fraud, misrepresentation, duress or criminal activity and no reason to doubt the credibility or reliability of any of the Documents which have been provided to us for review by the Company.

Solely for purposes of this opinion, you should assume that our investigation was and will be limited exclusively to the Documents. We believe that a review of the Documents was necessary in order for us to render this opinion.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Registration Statement or any portion thereof.

Based upon the foregoing, it is our opinion that, subject to the limitations set forth in this Opinion, the Shares to be sold by the Company pursuant to the Registration Statement, have been duly and validly authorized and, upon payment pursuant to the Prospectus which is a part of the Registration Statement, shall be fully paid and non-assessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm, solely with respect to the issuance of this opinion, in the Prospectus which is a part of the Registration Statement.

Very truly yours,

The Mintz Fraade Law Firm, P.C.

By:	/s/ Alan P. Fraade
Alan P. Fraade